Exhibit 10.8: Non-Employee Director Compensation (effective January 2, 2008)
Cash Compensation
Annual Retainer

Service as Director	$9,000
Service as Chairman of the Board*	$9,000
Service as Audit Committee Co-Chairman*	$1,750
Service as Loan Committee Chairman*	$3,500
Service as ALCO Committee Chairman*	$3,500
Service as Compensation Committee Chairman*	$3,500

*	Chairman fees are in addition to the annual retainer and monthly fees received by all non-employee directors. The retainer fees and committee chair fees are paid on an annual basis in January of the year which the fee is applicable to.
Monthly Fees

Directors	$1,000
Chairman Emeritus	$250
Equity Compensation
Each non-employee director, including the Chairman Emeritus, is also eligible to receive non-qualified stock option awards pursuant to the Alliance Bankshares Corporation 2007 Incentive Stock Plan in the discretion of the Compensation Committee.